Filed pursuant to Rule 433

Registration No. 333-137026

Notice to Dominion Direct® Participants of Plan Changes and New Prospectus Filing

Certain administrative matters have been changed for Dominion Direct effective as of September 1, 2006. The updated plan is fully documented in a revised prospectus that may be viewed online at http://www.dom.com/investors/domdir.jsp.

Three major changes to the plan involve: (1) Electronic Check Conversion, (2) Dividend Reinvestment and (3) Direct Registration. Following is a brief explanation of these three items. We strongly encourage you to review the revised prospectus to obtain more detailed information about these items and other changes regarding the administration of the plan.

•	Electronic Check Conversion – When you invest by check you authorize Dominion to convert your paper check into an electronic debit from your bank account.

•	Dividend Reinvestment – Cash dividends on accounts with balances of 25 or fewer shares will be automatically reinvested in Dominion stock. Shareholders who enrolled in Dominion Direct before September 1, 2006 and have accounts with 25 or fewer shares may opt out of this requirement by sending us a completed Dividend Authorization form or other written instruction postmarked before November 15, 2006. Shareholders who fail to opt out by the established deadline and were enrolled in Dominion Direct before September 1, 2006, will also be subject to this dividend reinvestment policy if your account balance falls to 25 or fewer shares at any time after November 15, 2006.

•	Direct Registration System (DRS) – If you have a broker-dealer account, this system will allow you to electronically transfer shares between your Dominion Direct account and your broker-dealer account. For information concerning authorization of electronic share movement, please contact your broker-dealer.

Dominion Shareholder Services is the Administrator of Dominion Direct. You may contact us at the toll-free number or e-mail address noted below if you have any questions.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, we will arrange to send you the prospectus if you request it by calling us at 1-800-552-4034 or you may e-mail us at Shareholder_Services@dom.com.